Exhibit 10.8

BUILD-A-BEAR WORKSHOP, INC.	Grant Date:	March 7, 2016
RESTRICTED STOCK	Employee:
AWARD AGREEMENT	Maximum Number of Shares of Performance-Based Restricted Stock:

This Agreement will certify that the employee named above (“Employee”) is awarded the total number of restricted shares of common stock, $0.01 par value per share (the “Common Stock”), of Build-A-Bear Workshop, Inc. (the “Company”) designated above (the “Performance-Based Restricted Stock”), pursuant to the Build-A-Bear Workshop, Inc. 2004 Stock Incentive Plan, as amended through the date hereof (the “Plan”), as of the date indicated above (the “Grant Date”) and subject to the terms, conditions and restrictions in the Plan and those set forth below. Any capitalized, but undefined, term used in this Agreement shall have the meaning ascribed to it in the Plan. Employee’s electronic acceptance within 60 days on his/her personal Merrill Lynch account constitutes Employee’s acceptance of this award and acknowledgement of Employee’s agreement to all the terms, conditions and restrictions contained in the Plan and this Agreement. If the Employee does not accept this award on his/her personal Merrill Lynch account within 60 days of the Grant Date, the Employer may revoke this grant.

BUILD-A-BEAR WORKSHOP, INC.

By:	/s/ Sharon Price John
Sharon Price John
Chief Executive Officer

Terms and Conditions

1.     Terms of Performance-Based Restricted Stock Award. Pursuant to action of the Compensation and Development Committee (the “Committee”), the Company awards to the Employee the number of shares of Performance-Based Restricted Stock set forth above. The Performance-Based Restricted Stock is nontransferable by the Employee during the period described below and is subject to the risk of forfeiture as described below. Prior to the time shares become transferable, the shares of Performance-Based Restricted Stock shall bear a legend indicating their nontransferability, and, subject to the terms of this Agreement, if the Employee terminates service as an Employee of the Company prior to the time a restriction lapses, the Employee shall forfeit any shares of Performance-Based Restricted Stock which are still subject to the restrictions at the time of termination of such service.

The restrictions on transfer described in this Section 1 applicable to the Performance-Based Restricted Stock awarded above shall lapse and be of no further force and effect as follows, if (1) the performance criteria applicable to the Performance-Based Restricted Stock as established by the Committee and included in Exhibit A hereto (the “Performance Criteria”) has been satisfied, and (2) the Employee is still an employee of the Company on the date set forth below, and has been continuously serving as such an employee of the Company from the Grant Date to such date:

Date	Percent of Grant for which Restrictions Lapse on Indicated Date
Grant Date	0
March 31, 2019:	100%

For avoidance of doubt, on the date ending March 31, 2019, one hundred percent (100%) of the Performance-Based Restricted Stock shall be transferable by the Employee if (1) the Performance Criteria included in Exhibit A hereto has been satisfied, and (2) the Employee is still an Employee, and has been continuously serving from the Grant Date through March 31, 2019 as an employee of the Company on such date.

Notwithstanding the foregoing, in the event of a Change of Control that occurs prior to the end of fiscal 2018, fifty percent (50%) of the Maximum Number of Shares of Performance-Based Restricted Stock (as set forth on page 1) shall become immediately free of the restrictions of this Section 1. If a Change of Control occurs at any time after the end of fiscal 2018, one hundred percent (100%) of the shares earned based on the Performance Criteria (as set forth in Exhibit A) not yet free of the restrictions of this Section 1. shall become immediately free of such restrictions.

2.      Death or Disability of the Employee.

In the event of (i) the death of the Employee, or (ii) the Company terminates the Employee’s employment due to a permanent and total disability which results in the Employee’s inability to return to work, in either case prior to the end of fiscal 2018, fifty percent (50%) of Maximum Number of Shares of Performance-Based Restricted Stock (as set forth on page 1) shall become immediately free of the restrictions of Section 1.

In the event of (i) the death of the Employee, or (ii) the Company terminates the Employee’s employment due to a permanent and total disability which results in the Employee’s inability to return to work, in either case subsequent to the end of fiscal 2018 one hundred percent (100%) of the shares earned shall become immediately free of such restrictions.

3.     Cost of Restricted Stock. The purchase price of the shares of Restricted Stock shall be $0.00.

4.     Rights as Stockholder. The Employee shall be entitled to all of the rights of a stockholder, including the right to vote such shares and to receive dividends and other distributions payable with respect to such shares only upon satisfaction of the Performance Criteria.

5.     Escrow of Share Certificates. Certificates for the Restricted Stock shall be issued in the Employee’s name and shall be held in escrow by the Company until all restrictions lapse or such shares are forfeited as provide herein. A certificate or certificates representing the Restricted Stock as to which restrictions have lapsed shall be delivered to the Employee upon such lapse.

6.     Government Regulations. Notwithstanding anything contained herein to the contrary, the Company’s obligation to issue or deliver certificates evidencing the Restricted Stock shall be subject to all applicable laws, rules and regulations and to such approvals by any governmental agencies or national securities exchanges as may be required.

7.     Withholding Taxes. The Company shall have the right to require the Employee to remit to the Company, or to withhold from other amounts payable to the Employee, as compensation or otherwise, an amount sufficient to satisfy all federal, state and local withholding tax requirements.

8.     Adjustments Upon Changes in Capitalization or Corporate Acquisitions. Notwithstanding any other provision in the Agreement, if there is any change in the Common Stock by reason of stock dividends, spin-offs, split ups, recapitalizations, mergers, consolidations, reorganizations, combinations or exchanges of shares, the number of shares of Common Stock under this award of Performance-Based Restricted Stock not yet vested, and the price thereof, as applicable, shall be appropriately adjusted by the Committee.

9.   Accounting Restatement. In the event the Company is required to prepare an accounting restatement of its financial statements due to the Company's material noncompliance with any financial reporting requirement under the securities laws, the Committee shall require reimbursement or forfeiture of shares of Performance-Based Restricted Stock which have been earned and/or which have vested pursuant to this Agreement during the three completed fiscal years immediately preceding the date on which the Company is required to prepare an accounting restatement and any transition period within such time period. The amount to be recovered will be the excess of the number of shares of Performance-Based Restricted Stock earned and/or vested based on the erroneous data over the shares of Performance-Based Restricted Stock that would have been earned and vested had it been based on the restated results, as determined by the Committee.  The Committee will determine, in its sole discretion, the method for recouping the Performance-Based Restricted Stock hereunder which may include, without limitation: (i) seeking recovery of any gain realized on the vesting, sale, transfer or other disposition of shares of the Performance-Based Restricted Stock; (ii) offsetting the recouped amount from any compensation otherwise owed by the Company to the Employee; (iii) cancelling outstanding vested or unvested share of the Performance-Based Restricted Stock; or (iv) taking any other remedial and recovery action permitted by law, as determined by the Committee. Notwithstanding the foregoing, the Company shall recoup or recover any erroneously issued Performance-Based Restricted Stock in accordance with any incentive compensation recoupment or recovery policy adopted in the future by the Company pursuant to Rule 10D-1 of the Securities Exchange Act of 1934, as amended, and applicable rules and regulations of the New York Stock Exchange, or any national securities exchange on which the Company’s Common Stock is then-listed. In the event of any conflict between the provisions of this Section A.8 and such a policy, the terms of the policy shall govern the recoupment or recovery of the Performance-Based Restricted Stock.

10.     No Right to Continued Service. Nothing in this Agreement shall be deemed to create any limitation or restriction on such rights as the Company otherwise would have to terminate the service of the Employee.

11.     Committee Administration. This award has been made pursuant to a determination made by the Committee, and the Committee or any successor or substitute committee authorized by the Board of Directors or the Board of Directors itself, subject to the express terms of this Agreement, shall have plenary authority to interpret any provision of this Agreement and to make any determinations necessary or advisable for the administration of this Agreement and may waive or amend any provisions hereof in any manner not adversely affecting the rights granted to the Employee by the express terms hereof.

12.     Grant Subject to Plan. This Performance-Based Restricted Stock award is granted under and is expressly subject to all the terms and provisions of the Plan, and the terms of the Plan are incorporated herein by reference. The Employee hereby acknowledges receipt of a copy of the Plan and agrees to be bound by all the terms and provisions thereof. The Committee has been appointed by the Board of Directors and designated by it, as the Committee to make grants of Restricted Stock.

13.     Governing Law. This Agreement shall be construed under the laws of the State of Delaware.

Exhibit A

Performance Criteria Applicable to Performance-Based Restricted Stock

Cumulative Company Consolidated Total Revenues for fiscal 2016, 2017 and 2018:

Achievement Level	Cumulative Consolidated Total Revenues for Fiscal 2016, 2017 and 2018		Percentage of Maximum Number of Performance-Based Restricted Stock which Shall be Earned
Below Threshold	$	Less than 1,225,000,000	0%
Threshold		$1,225,000,000	25%
Target		$1,250,000,000	50%
Maximum		$1,300,000,000	100%

“Consolidated Total Revenues” means the sum of the Total Revenues reported on the Company’s consolidated statements of operations for the 2016, 2017 and 2018 Fiscal Years.

The calculation of percentage of shares will be interpolated to reflect Consolidated Total Revenues results which fall within any of the defined Achievement Levels, and shall be rounded to the nearest full share.

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